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                              [TERRA LETTERHEAD]
                                                                       EXHIBIT 2
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News Release
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For Immediate Release                                   Contact: Paula C. Norton
                                                                  (712) 277-5438

                  TERRA INDUSTRIES--UPDATE ON PLANT EXPLOSION

Sioux City, Iowa (December 13, 1994, 2:00 p.m. CST)--Terra Industries (NYSE symbol: TRA) currently believes that this morning's explosion occurred in the ammonium nitrate area of its Port Neal, Iowa plant. The cause has not been determined. However, the explosion resulted in metal fragments puncturing one of two 15,000-ton refrigerated ammonia storage tanks. The spilled ammonia liquid was contained within the facility's storage tank dike and evaporating ammonia vapors are being released to the atmosphere.

It is estimated that 5,700 tons of ammonia were in the punctured tank. No estimate of release volume is possible at this time. Terra employees and local emergency response personnel are evaluating options to stop the on-going vapor release.

In addition, metal fragments punctured a near-by nitric acid tank, causing a spill of up to 100 tons of 56% nitric acid. The facility's wastewater discharge system was blocked in to ensure there were no releases to groundwater.

Local emergency response agencies are monitoring ammonia concentrations away from the plant. At this time, as a safety precaution they are evacuating people within a three-to-four mile radius of the plant. The local agencies state there is no health hazard posed to anyone beyond this limit, although ammonia odors may be detected farther away.

Additional details will be released as they become available.

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